Exhibit 99.1

COLONY CAPITAL ANNOUNCES SECOND QUARTER 2020 FINANCIAL RESULTS

LOS ANGELES, August 7, 2020 - Colony Capital, Inc. (NYSE:CLNY) and subsidiaries (collectively, “Colony Capital,” or the “Company”) today announced financial results for the second quarter ended June 30, 2020. The Company reported (i) total revenues of $372 million, (ii) GAAP net income attributable to common stockholders of $(2,043) million, or $(4.33) per share and (iii) Core FFO of $(19.3) million or $(0.04) per share, excluding gains/losses, which excludes $2.1 billion CLNY OP share of non-cash impairments and other losses.

“Since our last earnings, Colony has delivered on many of the key commitments we’ve made to shareholders,” said Marc Ganzi, President and Chief Executive Officer. “We’ve continued to drive strong growth in our digital business: (i) digital FEEUM is now up 22% for the year, well ahead of our prior 15% growth target for 2020, (ii) we brought in a strategic investor to our digital investment management business, boosting permanent investment capital and commitments to our digital investment products, and (iii) our investment in Vantage Data Centers’ portfolio of stabilized hyperscale data centers brings the kind of high-quality digital assets onto our balance sheet that we’ve outlined to investors. Just as importantly, we executed a series of decisive steps to solidify our liquidity position by successfully renegotiating our revolver on favorable terms and issuing new exchangeable notes that extend corporate debt maturities. Near-term debt maturities have now been dealt with. Despite an adverse environment created by the COVID-19 pandemic, these developments position us to preserve value at our legacy assets, make significant progress on our digital transformation and accelerate our alignment with the powerful secular tailwinds driving growth in digital infrastructure.”

HIGHLIGHTS
Resilient Underlying Businesses

•
Despite the impact of COVID-19, the Company’s digital portfolio companies across investment management and operating businesses grew core organic revenues approximately 9% on average YoY in the second quarter.

•	The Company’s digital investment management business continued to grow, with FEEUM increasing YTD by $1.5 billion, or 22%, accounting for the Vantage transaction in July.

•	The Company’s Healthcare segment generated revenues in the second quarter that decreased 2% year-over-year and collected 96% of contractual triple-net and medical office rents during the quarter.

•	The Company’s Hospitality segment experienced a sharp rebound from its trough occupancy of 22% during April to almost 40% during June 2020 generating positive NOI before FF&E for the month.

Completed Management Transition

•	Marc Ganzi assumed the role of President and CEO and Jacky Wu assumed the role of CFO and Treasurer on July 1, 2020, finalizing the transition to a digital-focused management team.

•	Tom Barrack will continue to serve as Executive Chairman and Mark Hedstrom will continue to serve as Chief Operating Officer.

Financial Summary
($ in thousands, except per share data and where noted)
Revenues	2Q 2020	2Q 2019
Property operating income	$293,816	$488,788
Interest income	22,376	35,055
Fee income	43,540	35,433
Other income	12,634	14,163
Total revenues	$372,366	$573,439
Net income to common stockholders	$(2,042,790)	$(468,890)
Core FFO	$(154,211)	$58,815
Core FFO per share	$(0.29)	$0.11
Core FFO excluding gains/losses	$(19,323)	$69,488
Core FFO excluding gains/losses per share	$(0.04)	$0.13

Balance Sheet & Other
Liquidity (cash & undrawn RCF) (1)	$876,689	$397,806
Digital AUM (in billions)	$21.6	$1.9
Digital AUM %	47%	5%
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Note: Revenues are consolidated while Core FFO and Liquidity are CLNY OP share

(1)	Liquidity as of August 4, 2020 and August 6, 2019, respectively.

Significant Events Accelerating Digital Transformation

•
In July, the Company closed a significant strategic investment from Wafra to invest over $400 million in the Digital Colony platform, including over $250 million for a 31.5% ownership stake in Digital Colony at an $805 million valuation, validating the Company’s 2019 acquisition of Digital Bridge. In addition to providing permanent capital for the Company to invest in high-quality digital infrastructure assets, Wafra has also committed over $150 million to Digital Colony’s current and future investment products.

•
In July, the Company closed on the Company’s second significant balance sheet investment in a digital operating business, with a Colony-led investor group acquiring a majority stake in Vantage Data Centers’ portfolio of 12 stabilized North American hyperscale data centers (“Stabilized VDC”) for $1.2 billion, with $190 million allocated from the Company’s balance sheet.

•	With the closing of Stabilized VDC, Digital Colony’s FEEUM stands at $8.3 billion, up 22% since the beginning of the year, ahead of the prior annual growth target of 15%.

•	Digital AUM of $22 billion now represents approximately half of total AUM.

Delivered Path-To-Digital

•
Delivered ‘Path-to-Digital’ with (i) $500 million revolver amendment and (ii) $300 million exchangeable notes issuance to address near-term corporate debt maturities. With over $875 million of liquidity, of which $114 million is earmarked to pay off the remaining balance of 2021 convertible debt, the Company remains focused on simplifying and executing its digital transformation through: (i) further monetization of legacy businesses, (ii) additional deployment of capital into high quality digital investments and (iii) continued growth of its digital investment management franchise.

•	The impact of these corporate activities was enhanced by continued legacy asset monetizations, which now total approximately $340 million year-to-date, and the Wafra partnership.

Insight Into Value

•	Legacy asset carrying values now align more closely to fair market values, with the recognition of $2.1 billion CLNY OP share of non-cash impairments and other losses (with further details herein).

•	Introducing additional disclosures to improve investor insight into components of legacy and digital segment values as outlined herein and in the Company’s second quarter earnings presentation.

•	Received net proceeds of approximately $340 million from the monetization of non-core assets since the beginning of 2020, including $94 million in the second quarter.

FINANCIAL STATUS & OUTLOOK
As of August 5, 2020, the Company had $875 million of liquidity, including $375 million of corporate cash-on-hand and the full $500 million of availability on the Company’s corporate revolver. The Company recently amended the terms of its revolver to right-size availability and enhanced financial flexibility. The Company currently has no borrowings outstanding on its revolver and remains in full compliance with all of its covenants and terms.

The Company's results of operations in the second quarter of 2020 were impacted by COVID-19, particularly within the legacy non-digital businesses, including our hospitality portfolio. The Company expects the effects of COVID-19 to continue to be significant in future periods. Further, while the Company has recently amended the terms of its revolver, issued $300 million of 2025 exchangeable notes to address near-term maturities and maintains ample liquidity to meet its operating needs, the length and severity of the crisis remain uncertain. The Company’s business and operations will also be affected by the health of the capital markets and future government actions, among other factors. Consequently, the Company will continue to refrain from providing forward looking guidance with respect to Core FFO or other operating metrics.

Digital
The Company made significant progress in its digital transformation since its last earnings report.

•
In July, the Company closed a significant strategic investment from Wafra to invest over $400 million in the Digital Colony platform, including over $250 million for a 31.5% ownership stake in Digital Colony, the Company’s digital investment management business, providing permanent capital for the Company to invest in high-quality digital infrastructure assets as well as commitments of over $150 million to Digital Colony’s current and future investment products.

•
In July, the Company closed on the Company’s second significant balance sheet investment in a digital operating business, with a Colony-led investor group acquiring a majority stake in Vantage Data Centers’ portfolio of 12 stabilized North American hyperscale data centers for $1.2 billion, with $190 million allocated from the Company’s balance sheet.

During the second quarter 2020, the Digital segment generated revenue of $63.4 million, net income attributable to common stockholders of $8.5 million and Core FFO of $21.2 million

Digital Investment Management (“IM”)
Digital IM generated $20.7 million of revenue, $9.3 million in Fee Related Earnings (“FRE”), net income of $1.9 million and Core FFO of $7.7 million.

•	Digital IM Growth: Digital IM revenues grew 8% QoQ, reflecting the full-quarter contribution from the Zayo co-invest fees.

•	Digital IM FRE Margins: As expected, FRE margins declined QoQ to 45% as Digital IM invested in additional resources to support future investment product offerings.

•	New FEEUM: After the end of the quarter, the Company raised approximately $1.0 billion of new FEEUM to close on Stabilized VDC. This brings YTD FEEUM growth in the Digital IM business to 22%.

•
Wafra Investments: Wafra’s strategic investment in Digital Colony includes a minimum commitment to fund over $150 million to Digital Colony’s current and next two investment products, with at least $80 million allocated to DCP I, and a commitment to invest in subsequent Digital Colony investment products.

Digital IM Summary
($ in millions, except where noted)
	2Q 2020	2Q 2019(1)
Revenue	$20.7	N/A
FRE / EBITDA	9.3	N/A
Core FFO	7.7	3.5
AUM (in billions)	21.0	1.9
FEEUM (in billions)	7.7	1.9
W.A. Management Fee %	1.0%	1.2%
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Note: All figures are consolidated except Core FFO
(1) Prior to the acquisition of Digital Bridge in July 2019, the Company owned a 50% interest in the investment management economics of Digital Colony Partners I which was accounted for as an equity method investment.

Digital Balance Sheet - Operating Businesses
During the second quarter, Digital Operating Businesses generated revenues of $42.7 million, net income of $8.4 million and Core FFO of $13.5 million.

•
Continued DataBank Growth: Continued growth in the second quarter YoY with MRR up 22% and EBITDA up 15%. All data centers remained open and operational, and DataBank opened one additional data center in Salt Lake City.

DataBank generated solid net bookings during the quarter, in line with historical performance.
Conditions remain generally favorable with increased customer demand for incremental power and bandwidth during the period.

•
Vantage Investment: In July 2020, the Company invested approximately $190 million as part of a $1.2 billion Colony-led investment in Vantage Data Centers’ portfolio of 12 North American stabilized hyperscale data centers. The Company owns 12.3% of the stabilized portfolio.

Digital Operating Businesses Summary
($ in millions, except where noted)
	2Q 2020	2Q 2019(1)
Revenue	$42.7	$—
Core FFO	13.5	—

DataBank only:
Adjusted EBITDA	$16.6	$14.4
Number of Data Centers	20	17
Total Capacity (RSF - raised sq. ft.)	563,637	454,490
Sellable RSF	456,649	359,126
Occupied RSF	316,697	258,489
% Utilization Rate	69.4%	72.0%
MRR (Annualized)	$171.4	$139.9
Bookings (Annualized)	$6.6	$6.6
Quarterly Churn (% of Prior Quarter MRR)	1.8%	1.9%
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Note: All figures are consolidated except for Core FFO
(1) CLNY acquired a 20% interest in DataBank in the fourth quarter 2019.

Healthcare (Wellness Infrastructure)
During the second quarter, the Healthcare segment generated revenues of $142.7 million, net income attributable to common stockholders of $(434.4) million and Core FFO of $15.1 million

Despite the unprecedented pressure on healthcare real estate owners and operators imposed by the COVID pandemic, the Company’s healthcare properties performed well, with second quarter 2020 revenues decreasing 2% YoY.

Efforts to address COVID-19 have, in some cases, forced temporary closures of medical offices, restricted the admission of new senior housing and skilled nursing residents and patients, and caused the incurrence of unanticipated operating and staff expenses.

Portfolio Performance & Outlook

•	Revenues decreased 2% primarily due to the sale of certain NNN properties in the prior year, and to a lesser extent, lower resident fees due to admissions restrictions related to COVID-19.

•	The Company expects move-in restrictions at its Senior Housing Operated Properties (SHOP), which represents 15% of the healthcare portfolio’s NOI, to continue to impact future periods.

•	NOI decreased 22% YoY primarily driven by COVID-19 related labor costs as well as higher usage and cost of personal protective equipment at SHOP, which were not incurred in the prior year period.

•
Core FFO increased 28% YoY. This increase was a result of reduced interest expense, due to lower interest rates and debt balances and the incurrence of one-time refinancing expenses in 2Q 2019. These positive variances were partially offset by lower NOI.

•	Overall, rental collections in the medical office building and triple-net lease portfolios remain at levels consistent with pre-COVID levels; during the quarter contractual rent collections were 96%.

Healthcare Summary
($ in millions)
	2Q 2020	2Q 2019
Revenue	$142.7	$145.9
NOI	59.8	77.1
Interest Expense	34.7	57.1
Core FFO	15.1	11.8

Same Store NOI	59.9	71.1
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Note: All figures are consolidated except for Core FFO

Capital Structure & Activity

•	Sale activity is limited, given uncertain market conditions.

•	The Company is focused on resolving portfolios with operating covenant defaults or potential defaults and, in select cases, seeking debt service forbearance or loan modifications.

•	The healthcare portfolio has total consolidated debt of $2.9 billion ($2.1 billion CLNY OP share) with a weighted average interest rate of 3.9%.

Hospitality
During the second quarter, the Hospitality segment generated revenues of $57.1 million, net income attributable to common stockholders of $(633.9) million and Core FFO of $(39.6) million.

The Company’s Hospitality segment was materially impacted by COVID-19, including government mandated travel restrictions implemented in late March 2020. The Company’s hotels experienced significant declines in occupancy, down 62% YoY, during the second quarter. These occupancy declines were compounded by lower average daily rates, resulting in average RevPAR of $29 during the quarter, down 73% from the prior year period.

Portfolio Performance & Outlook

•
Reduced leisure and business travel due to travel restrictions and public anxiety surrounding the spread of COVID-19 led to declines in occupancy levels (30.2% average) and realized RevPAR (average $29).

•
NOI before FF&E expense, reflecting performance at the operating level was negative during the quarter. Hotel management teams worked actively to cut operating cash burn by effectively reducing hotel footprints and cutting all non-essential expenses. A combination of these cost cutting initiatives and a recovery in occupancy resulted in positive NOI before FF&E during June.

•	Average occupancy levels troughed in April at 22% and subsequently rebounded to 39% in June. They currently remain above 40% on a portfolio wide basis.

•	Portfolios with extended stay concentrations (38% of hotels) and weekend leisure demand have outperformed.

Hospitality Summary
($ in millions)
	2Q 2020	2Q 2019
Average daily rate (in dollars)	$95	$134
Hotel occupancy rate %	30%	79%

Revenue	57.1	227.1
NOI before FF&E Reserve	(6.6)	82.7
Core FFO	(39.6)	35.8

Same Store NOI before FF&E Reserve	(6.6)	79.5
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Note: All figures are consolidated except for Core FFO

($ in millions)	2020
	April	May	June
Occupancy	22%	30%	39%
RevPAR (in dollars)	20	27	39
NOI before FF&E	(6.3)	(1.3)	1.0

Capital Structure & Activity

•
The Hospitality segment owns its hotels through six separately financed portfolios (THL Hotel Portfolio is held in the OED segment), each capitalized with debt that is (i) not cross-collateralized between portfolios and (ii) non-recourse to the Company.

•
The Company is in default under a majority of its non-recourse hospitality debt, but the Company has either (i) reached a modification / forbearance with its lenders or (ii) remains in active negotiations with lenders and servicers to modify debt terms in order to protect the value of individual investment-level portfolios or appoint a receiver on one portfolio. The individual portfolios are unable to fully service interest expense, but corporate cash is currently not being used to service debt and the Company does not anticipate allocating material amounts of its own capital to these portfolios.

•	The hospitality portfolio has total consolidated debt of $2.7 billion ($2.5 billion CLNY OP share) with a weighted average interest rate of 3.3%.

•
Individual asset sales have been put on hold as a result of COVID-19. When market conditions permit, the Company will evaluate all monetization opportunities, including (i) single asset sales, (ii) portfolio sales, and (iii) overall platform exits.

Colony Credit Real Estate, Inc. (“CLNC”)
Colony Credit Real Estate, Inc. is a publicly-traded (NYSE:CLNC) commercial real estate credit REIT externally managed by the Company with $4.7 billion in at-share assets and $1.7 billion in GAAP book equity value, $13.06 per share, as of June 30, 2020. The Company owns approximately 48.0 million shares and share equivalents, or 36%, of CLNC.

•
Net Income/Core FFO: During the second quarter 2020, net income attributable to common stockholders was $(315.5) million and Core FFO ex-gains/losses was $13.6 million. The Company’s Core FFO pickup from CLNC represents a 36% share of CLNC's Core Earnings.

•
Focus on Liquidity: CLNC implemented a series of initiatives during the second quarter designed to boost liquidity and enhance financial flexibility, notably doubling liquidity to approximately $525 million while reducing recourse financing by over $600 million.

•
Carrying Value Adjustment: As an equity method investment, the Company’s carrying value in CLNC is periodically compared to the trading price of CLNC shares. Based on the differential between the prior carrying value and the value implied by CLNC’s trading price, the Company took an other-than-temporary impairment charge to set carrying value based on CLNC’s closing price of $7.02 per share as of June 30, 2020.

•	CLNC dividend: CLNC suspended its monthly cash dividend beginning with the month ending April 30, 2020.

CLNC Summary
($ in millions)
	2Q 2020	2Q 2019
Core FFO	$(87.3)	$14.9
Core FFO excluding gains/losses	13.6	14.9
CLNC Shares owned by Colony Capital	48.0	48.0
% ownership interest	36.0%	36.0%

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Note: All figures are consolidated except for Core FFO

Other Investment Management
During the second quarter, the Other Investment Management segment generated revenues of $30.2 million, net income attributable to common stockholders of $(446.7) million and Core FFO of $24.1 million.

The Company’s non-digital investment management business had FEEUM of $8.5 billion as of June 30, 2020, down 28% from the prior year due principally to the sale of the light industrial platform and NorthStar Realty Europe. Excluding the light industrial platform and NorthStar Realty Europe, FEEUM was down 6% over the prior year.

The Company expects to continue to monetize investment franchises within its Other Investment Management segment, and in other cases for certain of these legacy investment funds to run-off as they reach the end of the respective fund’s life.

•	Revenue and Core FFO: Revenues from Other IM declined 30% YoY to $30.2 million in the second quarter, due to the reduction in FEEUM referenced above.

•
Reduction of goodwill and intangibles: In the second quarter of 2020, the Company recognized a $515 million non-cash impairment to goodwill in its non-digital investment management business, which was added back to the Company's Core FFO. The net book value of such goodwill and intangibles following the reduction is $142 million, which principally reflects the value of the Company’s management contract with CLNC.

Other IM Summary
($ in millions, except where noted)
	2Q 2020	2Q 2019
Revenue	$30.2	$43.2
Core FFO	24.8	31.5
AUM (in billions)	14.9	18.8
FEEUM (in billions)	8.5	12.2
W.A. Management Fee %	1.1%	1.0%

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Note: All figures are consolidated except for Core FFO

Other Equity and Debt ("OED")
During the second quarter, the OED segment generated revenues of $74.4 million, net income attributable to common stockholders of $(143.5) million and Core FFO ex-gains/losses of $(1.0) million.

The Company owns a diversified group of non-digital real estate and real estate-related debt and equity investments, many of which are through joint ventures with funds managed by the Company’s other investment management business. Over time, the Company expects to monetize the bulk of its existing portfolio as it completes its digital transformation.

•
Enhanced Disclosure - Given the segment’s significant contribution to net book value and expectation that it will be a meaningful source of liquidity from monetizations over the course of the next 18 months, including the second half of 2020, the Company is providing enhanced disclosure on OED assets, as detailed below.

•
Sales and/or monetization: During the second quarter, the Company monetized $94 million of OED or other non-core investments. Most notably, the Company recapped its interest in a grocery retail asset for $74 million, harvesting approximately 70% of the expected eventual value upfront. Year-to-date, the Company has generated approximately $340 million from OED and other non-core monetizations.

•
THL Hotel Portfolio Impacted by COVID: The primary driver of reduced revenue and Core FFO from the OED segment, excluding the impact of monetizations over the last twelve months, is the impact of COVID-19 on the THL Hotel Portfolio, in which the Company owns a 55% stake.

◦	THL consolidated revenues decreased $48 million.

◦	In active negotiations with the portfolio’s lender and servicer to modify debt terms in order to protect value.

OED Summary
($ in millions)
	2Q 2020	2Q 2019
Revenue	$74.4	$152.1
Equity method earnings	(28.5)	25.8
Core FFO	(35.9)	16.2
Core FFO excluding gains/losses	(1.0)	28.1
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Note: All figures are consolidated except for Core FFO

					CLNY OP Share
					Depreciated Carrying Value
($ in millions)					6/30/2020
Investment	Investment Type	Property Type	Geography	CLNY Ownership %(1)	Assets	Equity	% of Total Equity
Tolka Irish NPL Portfolio	Non-Performing First Mortgage Loans	Primarily Office	Ireland	100%	$356.2	$135.9	11%
Cortland Multifamily Preferred Equity	Preferred Equity	Multifamily	Primarily SouthEast US	100%	130.2	130.2	10%
THL Hotel Portfolio	Real Estate Equity	Hospitality	Nationwide	55%	569.1	104.6	8%
Bulk Industrial Portfolio	Real Estate Equity	Industrial	Nationwide	51%	188.7	68.9	5%
Ronan CRE Portfolio Loan	Mezzanine Loan	Office, Residential, Mixed-Use	Ireland / France	50%	66.1	66.1	5%
Origination DrillCo Joint Venture	Oil & Gas Well Development Financing	Oil & Gas	East Texas	100%	57.2	57.2	4%
AccorInvest	Real Estate Equity	Hospitality	Primarily Europe	1%	54.9	54.9	4%
McKillin Portfolio Loan	Debt Financing	Office and Personal Guarantee	Primarily US and UK	96%	44.3	44.3	3%
Dublin Docklands	Senior Loan with Profit Participation	Office & Residential	Ireland	15%	44.1	44.1	3%
France & Spain CRE Portfolio	Real Estate Equity	Primarily Office & Hospitality	France & Spain	33%	132.3	42.4	3%
Spencer Dock Loan	Mezzanine Loan with Profit Participation	Office, Hospitality & Residential	Ireland	20%	42.4	42.4	3%
CRC DrillCo Joint Venture	Oil & Gas Well Development Financing	Oil & Gas	California	25%	34.5	34.5	3%
Albertsons	Equity	Grocery Stores	Nationwide	n/a	33.5	33.5	3%
Remaining OED (>45 Investments)	Various	Various	Various	Various	655.4	415.2	33%
Total Other Equity and Debt					$2,408.9	$1,274.2	100%
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(1) For % ownership represents CLNY OP’s share of the entire investment accounting for all non-controlling interests including interests managed by the Company and other third parties.

Impairments & Goodwill Writedowns
COVID-19 crisis has reinforced the critical role and the resilience of the digital real estate and infrastructure sector in a global economy that is increasingly reliant on digital infrastructure. Accordingly, in the second quarter of 2020, the Company determined that it would accelerate its shift to a digitally-focused strategy in order to better position the Company for growth. This digital transformation would require a rotation of the Company's non-digital assets into digital-focused investments. As a result, the Company shortened its assumptions of holding periods on its non-digital assets, in particular its hotel and healthcare assets, which significantly reduced the estimated undiscounted future net cash flows to be generated by these assets. The estimated undiscounted future net cash flows from these assets was further exacerbated by the negative effects of COVID-19 on property operations and market values. The estimated undiscounted future net cash flows for many non-Digital investments were in many cases lower than the respective carrying values. As a result, significant impairments were recognized in the second quarter of 2020 on the Company's non-digital assets. The acceleration of the Company's digital transformation and the overall reduction in value of the Company's non-digital balance sheet also caused a shortfall in the fair value of the Company's other investment management reporting unit over its carrying value, resulting in significant impairment to the other investment management goodwill in the second quarter of 2020.

The total impairments and other losses to CLNY OP share is $2.1 billion, which the Company believes aligned net carrying values more closely with fair market values.

Second Quarter 2020 Non-Cash Impairments and Other Loss
($ in millions)	Consolidated	CLNY OP Share
			June 30, 2020
	Non-Cash Impairments		Carrying Value of Assets(1)	Debt (principal)	Net Book Value
Healthcare	$661	$461	$2,691	$2,083	$608
Hospitality	661	627	2,468	2,496	(28)	(2)
OED	493	203	2,409	1,135	1,274
CLNC	275	275	337	—	337
Goodwill and intangibles (Non-Digital)	515	515	142	—	142
Total	$2,605	$2,081	$8,047	$5,714	$2,333
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(1) For Healthcare, Hospitality and OED, represents depreciated carrying value of all real estate assets, including tangible real estate and lease-related intangibles.
(2) The hospitality segment is composed of six separately financed portfolios, each capitalized with debt that is (i) not cross-collateralized between portfolios and (ii) non-recourse to the Company. Two of the underlying portfolios have negative carrying values of totaling $85 million for CLNY OP’s share composed of $832 million of assets and $917 million of debt. Excluding this negative carrying value, the other four portfolios have an aggregate net book value of $56 million for CLNY OP’s share.

Other Corporate Matters
Corporate Revolving Credit Facility (“RCF”)
The Company entered into an amendment to its RCF to enhance financial flexibility during this period of economic and financial uncertainty and ensure availability over the extended term of the facility in order to secure a clear liquidity runway on its ‘Path-to-Digital.’ The terms of the amended revolver included:

•	Modifications to certain financial covenants on revised, more favorable terms to the Company for the duration of the RCF;

•	Borrowing base adjustments that reflect the growing contribution of digital infrastructure to the Company’s asset base and earnings;

•	Right-sized aggregate commitments to (i) $500 million upon effectiveness of the amendment and (ii) $400 million on March 31, 2021; and

•
Addition of certain customary restrictions on common equity dividends (subject to REIT requirements), share repurchases, preferred redemptions, and the voluntary repayment of indebtedness (with the exception of the Company’s convertible debt due 2021).

$300 Million Exchangeable Senior Notes
In July 2020, the Company issued $300 million aggregate principal amount of 5.75% exchangeable senior notes due 2025. The Company used the net proceeds to repurchase $289 million of the Company’s 3.875% convertible senior notes due 2021. This exchange enables the Company to eliminate near-term debt maturities while preserving an additional $300 million in liquidity to be used towards additional high-growth digital investments.

Common Stock and Operating Company Units
As of August 4, 2020, the Company had 482.2 million shares of Class A and B common stock outstanding and the Company’s operating partnership had 53.1 million operating company units outstanding held by members other than the Company or its subsidiaries.

Common and Preferred Dividends
The Company suspended its common dividend during the second quarter of 2020. In connection with the Company’s amendment to its revolver, the Company is restricted from paying a common stock dividend, except as necessary to maintain the Company’s REIT status. As financial and economic conditions normalize and the Company reestablishes a higher level of visibility into future results it expects to reinitiate a dividend policy in consultation with its revolver lending group.

On August 5, 2020, the Company’s Board declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock in accordance with the terms of such series, as follows: with respect to each of the Series G preferred stock - $0.46875 per share, Series H preferred stock - $0.4453125 per share, Series I preferred stock - $0.446875 per share and Series J preferred stock - $0.4453125 per share, such dividends will be paid on October 15, 2020 to the respective stockholders of record on October 9, 2020.

Second Quarter 2020 Conference Call
The Company will conduct an earnings presentation and conference call to discuss the financial results on Friday, August 7, 2020 at 7:00 a.m. PT / 10:00 a.m. ET. The earnings presentation will be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at www.clny.com. A webcast of the presentation and conference call will be available for 90 days on the Company’s website. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471.

For those unable to participate during the live call, a replay will be available starting August 7, 2020, at 10:00 a.m. PT / 1:00 p.m. ET, through August 14, 2020, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13706785. International callers should dial (412) 317-6671 and enter the same conference ID number.

Earnings Presentation and Supplemental Financial Report
A Second Quarter 2020 Earnings Presentation and Supplemental Financial Report is available in the Presentations and Financial Information sections, respectively, of the Public Shareholders tab on the Company’s website at www.clny.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony Capital, Inc.
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment firm with a heritage of identifying and capitalizing on key secular trends in real estate. The Company manages a $46 billion portfolio of real assets on behalf of its shareholders and limited partners, including over $20 billion in digital real estate investments through Digital Colony, its digital infrastructure platform. Colony Capital, structured as a REIT, is headquartered in Los Angeles with key offices in Boca Raton, New York, and London, and has over 350 employees across 20 locations in 11 countries. For more information on Colony Capital, visit www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the Company’s ability to preserve the financial flexibility and liquidity necessary to maintain the long-term resilience of the Company and whether any of the Company’s customers, communities and shareholders will realize any related benefits, the impact of COVID-19 on the global economy, including the Company’s businesses, the Company’s ability to continue driving strong growth in its digital business and accelerating its digital transformation, whether the Company will realize the anticipated benefits of Wafra’s strategic investment in the Company’s digital investment management business, including whether the Wafra investment will become subject to redemption and the amount of commitments Wafra will make to the Company’s digital investment products, whether the Company will realize the anticipated benefits of its investment in Vantage Data Centers, including the performance and stability of its portfolio, whether the Company will preserve value at its legacy assets, make significant progress on its digital transformation, the resilience and growth in demand for digital infrastructure, the Company’s ability to continue deploying capital into high quality digital investments, the Company’s ability to simplify its business and further monetize legacy businesses, including the timing and amount of proceeds to be received by the Company if any, CLNC’s performance and its impact on the Company’s performance, the impact of management changes at CLNC, whether the Company’s operations of its non-digital business units will result in maximizing cash flows and value over time, including the impact of COVID-19 on such operations and cash flows, whether monetizations of Other Equity and Debt and other non-core investments will be a meaningful source of the Company’s liquidity, the impact of impairments, the Company’s ability to successfully negotiate accommodations with lenders or refinance its mortgage debt on healthcare and hospitality properties on attractive terms, or at all, and any resulting impact on the Company’s financial condition and liquidity, whether the Company will maintain or produce higher Core FFO per share (including or excluding gains and losses from sales of certain investments) in the coming quarters, or ever, the Company’s FEEUM and its ability to continue growth at the current pace or at all, whether the Company will continue to pay dividends on its preferred stock, the impact of changes to the Company’s management or board of directors, employee and organizational structure, including the implementation and timing of CEO succession plans, the Company’s financial flexibility and liquidity, including borrowing capacity under its revolving credit facility (including as a result of the impact of COVID-19), the use of sales proceeds and available liquidity, the performance of the Company’s investment in CLNC (including as a result of the impact of COVID-19), including the CLNC share price as compared to book value and how the Company evaluates the Company’s investment in CLNC, the Company’s ability to minimize balance sheet commitments to its managed investment vehicles, the performance of the Company’s investment in DataBank and whether the Company will continue to invest in edge/colocation data center sector and support future growth opportunities through potential add-on acquisitions and greenfield edge data center developments, and whether if consummated such additional investments and growth opportunities result in any of the benefits we anticipate or at all, customer demand for datacenters, the Company's portfolio composition, the Company's expected taxable income and net cash flows, excluding the contribution of gains, the Company’s ability to pay or grow the dividend at all in the future, the impact of any changes to the Company’s management agreements with NorthStar Healthcare Income, Inc., CLNC and other managed investment vehicles, whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, including whether any redeployment of capital will generate higher total returns, Colony Capital’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, increased costs of capital expenditures, defaults on or non-renewal of leases by tenants, the impact of economic conditions (including the impact of COVID-19 on such conditions) on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties, including those detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each under the heading “Risk Factors,” as such factors may be updated from time to time in our subsequent periodic filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Source: Colony Capital, Inc.
Investor Contacts:
Severin White
Managing Director, Head of Public Investor Relations
212-547-2777
swhite@clny.com

Non-GAAP Financial Measures and Definitions

Assets Under Management (“AUM”)
Assets owned by the Company’s balance sheet and assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. Balance sheet AUM is based on the undepreciated carrying value of digital investments and the impaired carrying value of non-digital investments as of the report date. Investment management AUM is based on the cost basis of managed investments as reported by each underlying vehicle as of the report date. AUM further includes uncalled capital commitments, but excludes CLNY OP’s share of non wholly-owned real estate investment management platform’s AUM. The Company's calculations of AUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNY Operating Partnership (“CLNY OP”)
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. The Company is the sole managing member of, and directly owns 90.1% of the common units in, CLNY OP.  The remaining 9.9% of common units in CLNY OP are held by third parties (primarily current and former employees of the Company).  Each common unit is redeemable at the election of the holder for cash equal to the then fair value of one share of the Company’s Class A common stock or, at the Company’s option, one share of the Company’s Class A common stock. CLNY OP share excludes noncontrolling interests in investment entities.

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Healthcare Real Estate segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include Alpine Energy LLC and American Healthcare Investors. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Fee Related Earnings (“FRE”)
The Company calculates FRE for its investment management business within the digital segment as base management fees, other service fee income, and other income inclusive of cost reimbursements, less compensation expense (excluding equity-based compensation), administrative expenses, and other operating expenses related to the investment management business. The Company uses FRE as a supplemental performance measure as it may provide additional insight into the profitability of the digital investment management business.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding (i) extraordinary items, as defined by GAAP; (ii) gains and losses from sales of depreciable real estate; (iii) impairment write-downs associated with depreciable real estate; (iv) gains and losses from a change in control in connection with interests in depreciable real estate or in-substance real estate, plus (v) real estate-related depreciation and amortization; and (vi) including similar adjustments for equity method investments. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, equity method investments, as well as equity and debt securities, as applicable.

The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi)

amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses on interest rate and foreign currency hedges, and foreign currency remeasurements; (viii) acquisition and merger related transaction costs; (ix) restructuring and merger integration costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate fixed asset depreciation, amortization and impairment; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) represented its percentage interest multiplied by CLNC’s Core Earnings. Refer to CLNC’s filings with the SEC for the definition and calculation of Core Earnings.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance. Additionally, Core FFO excludes the impact of certain fair value fluctuations, which, if they were to be realized, could have a material impact on the Company’s operating performance. The Company also presents Core FFO excluding gains and losses from sales of certain investments as well as its share of similar adjustments for CLNC. The Company believes that such a measure is useful to investors as it excludes periodic gains and losses from sales of investments that are not representative of its ongoing operations.

This release also includes certain forward-looking non-GAAP information including Core FFO. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these estimates, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable efforts.

Net Operating Income (“NOI”)
NOI for our real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

The Company believes that NOI is a useful measure of operating performance of its respective real estate portfolios as it is more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI excludes historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI provides a measure of operating performance independent of the Company’s capital structure and indebtedness. However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

NOI before Reserve for Furniture, Fixtures and Equipment Expenditures (“NOI before FF&E Reserve”)
For our hospitality real estate segment, NOI before FF&E Reserve represents NOI before the deduction of reserve contributions for the repair, replacement and refurbishment of furniture, fixtures, and equipment ("FF&E"), which are typically 4% to 5% of revenues, and required under certain debt agreements and/or franchise and brand-managed hotel agreements.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Definitions applicable to DataBank

Contracted Revenue Growth (“Bookings”)
The Company defines Bookings as either (1) a new data center customer contract for new or additional services over and above any services already being provided by DataBank as well as (2) an increase in contracted rates on the same services when a contract renews. In both instances a booking is considered to be generated when a new contract is signed with the recognition of new revenue to occur when the new contract begins billing.

Churn
The Company calculates Churn as the percentage of MRR lost during the period divided by the prior period’s MRR. Churn is intended to represent data center customer contracts which are terminated during the period, not renewed or are renewed at a lower rate.

Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA
The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts, which defines EBITDAre as net income or loss calculated in accordance with GAAP, excluding interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. The Company calculates Adjusted EBITDA by adjusting EBITDAre for the effects of straight-line rental income/expense adjustments and amortization of acquired above- and below-market lease adjustments to rental income, equity-based compensation expense, restructuring and integration costs, transaction costs from unsuccessful deals and business combinations, litigation expense, the impact of other impairment charges, gains or losses from sales of undepreciated land, and gains or losses on early extinguishment of debt and hedging instruments. Revenues and corresponding costs related to the delivery of services that are not ongoing, such as installation services, are also excluded from Adjusted EBITDA. The Company uses EBITDAre and Adjusted EBITDA as supplemental measures of our performance because they eliminate depreciation, amortization, and the impact of the capital structure from its operating results. However, because EBITDAre and Adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements, their utilization as a cash flow measurement is limited.

Monthly Recurring Revenue (“MRR”)
The Company defines MRR as revenue from ongoing services that is generally fixed in price and contracted for longer than 30 days.

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2020 (Unaudited)	December 31, 2019
Assets
Cash and cash equivalents	$1,099,467	$1,205,190
Restricted cash	145,229	203,923
Real estate, net	8,987,902	10,860,518
Loans receivable	1,398,087	1,566,328
Equity and debt investments	1,825,448	2,313,805
Goodwill	851,757	1,452,891
Deferred leasing costs and intangible assets, net	565,221	638,853
Assets held for sale	705,217	870,052
Other assets	527,309	669,144
Due from affiliates	77,897	51,480
Total assets	$16,183,534	$19,832,184
Liabilities
Debt, net	$9,211,114	$8,983,908
Accrued and other liabilities	869,947	1,015,898
Intangible liabilities, net	87,195	111,484
Liabilities related to assets held for sale	261,791	268,152
Due to affiliates	1,336	34,064
Dividends and distributions payable	18,516	83,301
Preferred stock redemptions payable	—	402,855
Total liabilities	10,449,899	10,899,662
Commitments and contingencies
Redeemable noncontrolling interests	29,066	6,107
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,033,750 liquidation preference; 250,000 shares authorized; 41,350 shares issued and outstanding	999,490	999,490
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 481,391 and 487,044 shares issued and outstanding, respectively	4,814	4,871
Class B, 1,000 shares authorized; 734 shares issued and outstanding	7	7
Additional paid-in capital	7,540,197	7,553,599
Accumulated deficit	(5,849,098)	(3,389,592)
Accumulated other comprehensive income	44,367	47,668
Total stockholders’ equity	2,739,777	5,216,043
Noncontrolling interests in investment entities	2,776,604	3,254,188
Noncontrolling interests in Operating Company	188,188	456,184
Total equity	5,704,569	8,926,415
Total liabilities, redeemable noncontrolling interests and equity	$16,183,534	$19,832,184

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended June 30,
	2020	2019
Revenues
Property operating income	$293,816	$488,788
Interest income	22,376	35,055
Fee income	43,540	35,433
Other income	12,634	14,163
Total revenues	372,366	573,439
Expenses
Property operating expense	193,643	279,240
Interest expense	106,786	141,738
Investment and servicing expense	11,394	20,017
Transaction costs	75	318
Depreciation and amortization	134,905	109,382
Provision for loan loss	—	15,003
Impairment loss	2,001,557	84,695
Compensation expense
Cash and equity-based compensation	64,513	42,430
Carried interest and incentive fee compensation	(1,162)	1,146
Administrative expenses	20,405	20,146
Total expenses	2,532,116	714,115
Other income (loss)
Gain on sale of real estate assets	2,868	6,077
Other gain (loss), net	(173,030)	(89,506)
Equity method earnings	(372,535)	(259,288)
Equity method earnings (losses) - carried interest	(2,324)	1,836
Loss before income taxes	(2,704,771)	(481,557)
Income tax benefit (expense)	(7,720)	(2,585)
Loss from continuing operations	(2,712,491)	(484,142)
Income from discontinued operations	(6,502)	(504)
Net loss	(2,718,993)	(484,646)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	390	509
Investment entities	(470,052)	(13,414)
Operating Company	(225,057)	(29,989)
Net loss attributable to Colony Capital, Inc.	(2,024,274)	(441,752)
Preferred stock dividends	18,516	27,138
Net loss attributable to common stockholders	$(2,042,790)	$(468,890)
Basic loss per share
Loss from continuing operations per basic common share	$(4.33)	$(0.98)
Net loss per basic common share	$(4.33)	$(0.98)
Diluted loss per share
Loss from continuing operations per diluted common share	$(4.33)	$(0.98)
Net loss per diluted common share	$(4.33)	$(0.98)
Weighted average number of shares
Basic	471,253	479,228
Diluted	471,253	479,228

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended
	June 30, 2020	June 30, 2019
Net loss attributable to common stockholders	$(2,042,790)	$(468,890)
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net loss attributable to noncontrolling common interests in Operating Company	(225,057)	(29,989)
Real estate depreciation and amortization	131,722	159,496
Impairment of real estate	1,474,262	87,600
Loss (gain) from sales of real estate	4,919	(7,088)
Less: Adjustments attributable to noncontrolling interests in investment entities	(329,601)	(88,705)
FFO attributable to common interests in Operating Company and common stockholders	(986,545)	(347,576)

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO (1)	741	3,285
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	515,698	19,878
CLNC Core Earnings and NRE Cash Available for Distribution adjustments (2)	266,016	267,474
Equity-based compensation expense	10,716	9,385
Straight-line rent revenue and expense	(5,240)	(6,766)
Amortization of acquired above- and below-market lease values, net	(583)	(3,458)
Amortization of deferred financing costs and debt premiums and discounts	9,963	24,686
Unrealized fair value (gains) losses on interest rate and foreign currency hedges, and foreign currency remeasurements	(7,482)	89,133
Acquisition and merger-related transaction costs	332	1,283
Restructuring and merger integration costs (3)	13,046	361
Amortization and impairment of investment management intangibles	11,625	6,911
Non-real estate fixed asset depreciation, amortization and impairment	14,065	1,565
Amortization of gain on remeasurement of consolidated investment entities	12,891	28
Tax effect of Core FFO adjustments, net	2,263	(2,204)
Less: Adjustments attributable to noncontrolling interests in investment entities	(11,717)	(5,170)
Core FFO attributable to common interests in Operating Company and common stockholders	$(154,211)	$58,815
Less: Core FFO (gains) losses	134,888	10,673
Core FFO ex-gains/losses attributable to common interests in Operating Company and common stockholders	$(19,323)	$69,488

Core FFO per common share / common OP unit (4)	$(0.29)	$0.11
Core FFO per common share / common OP unit—diluted (4)(5)(6)	$(0.29)	$0.11
Core FFO ex-gains/losses per common share / common OP unit (4)	$(0.04)	$0.13
Core FFO ex-gains/losses per common share / common OP unit—diluted (4)(5)(6)	$(0.04)	$0.13
Weighted average number of common OP units outstanding used for Core FFO and Core FFO ex-gains/losses per common share and OP unit (4)	535,938	518,441
Weighted average number of common OP units outstanding used for Core FFO and Core FFO ex-gains/losses per common share and OP unit-diluted (4)(5)(6)	535,938	518,993
__________

(1)
For the three months ended June 30, 2020 and June 30, 2019, net of $2.1 million consolidated or $0.6 million CLNY OP share and $3.1 million consolidated or $1.0 million CLNY OP share, respectively, of depreciation, amortization and impairment charges previously adjusted to calculate FFO.

(2)
Represents adjustments to align the Company’s Core FFO with CLNC’s definition of Core Portfolio Core Earnings and NRE's definition of Cash Available for Distribution (“CAD”) to reflect the Company’s percentage interest in the respective company's earnings.

(3)
Restructuring and merger integration costs primarily represent costs and charges incurred as a result of corporate restructuring and reorganization to implement the digital evolution. These costs and charges include severance, retention, relocation, transition, shareholder settlement and other related restructuring costs, which are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the digital evolution.

(4)	Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares.

(5)
For the three months ended June 30, 2020 and June 30, 2019, excluded from the calculation of diluted Core FFO per share is the effect of adding back interest expense associated with convertible senior notes and weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes as the effect of including such interest expense and common share equivalents would be antidilutive. For the three months ended June 30, 2020, excluded from the calculation of diluted Core FFO per share are weighted average performance stock units, which are subject to both a service condition and market condition.

(6)
For the three months ended June 30, 2019, included in the calculation of diluted Core FFO per share are 459,800 weighted average performance stock units, which are subject to both a service condition and market condition, and 92,700 weighted average shares of non-participating restricted stock.

COLONY CAPTITAL, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI
The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare and Hospitality segments to NOI and (2) a reconciliation of such segments' net income (loss) for the three months ended June 30, 2020 to NOI:

	Three Months Ended June 30, 2020
(In thousands)	Healthcare	Hospitality
Total revenues	$142,680	$57,143
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(8,071)	(16)
Interest income	(71)	—
Property operating expenses (1)	(74,752)	(63,733)
NOI(2)	$59,786	$(6,606)
_________

(1)	For healthcare and hospitality, property operating expenses include property management fees paid to third parties.

(2)	For hospitality, NOI is before FF&E Reserve.

	Three Months Ended June 30, 2020
(In thousands)	Healthcare	Hospitality
Net income (loss)	$(680,140)	$(741,621)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(8,071)	(16)
Interest income	(71)	—
Interest expense	34,699	29,889
Transaction, investment and servicing costs	907	799
Depreciation and amortization	36,980	35,462
Impairment loss	661,255	660,751
Compensation and administrative expense	1,749	1,793
Other (gain) loss, net	342	(354)
Income tax (benefit) expense	12,136	6,691
NOI(1)	$59,786	$(6,606)
_________

(1)	For hospitality, NOI is before FF&E Reserve.

The following table summarizes second quarter 2020 net income (loss) by segment:

(In thousands)	Net Income (Loss)
Digital	$(6,546)
Healthcare	(680,140)
Hospitality	(741,621)
CLNC	(350,241)
Other Equity and Debt	(377,168)
Investment Management	(496,000)
Amounts Not Allocated to Segments	(67,277)
Total Consolidated	$(2,718,993)

RECONCILIATION OF NET INCOME (LOSS) TO DIGITAL INVESTMENT MANAGEMENT FRE

(In thousands)	Three Months Ended June 30, 2020
Digital Investment Management	$1,880
Digital Balance Sheet (DataBank)	(21,142)
Digital Balance Sheet (excluding DataBank)	12,716
Net income (loss)	(6,546)

Digital Investment Management Net income (loss)	1,880
Adjustments:
Interest income	(4)
Depreciation and amortization	6,604
Compensation expense—equity-based	682
Administrative expenses—straight-line rent	16
Equity method (earnings) losses	(157)
Other (gain) loss, net	8
Income tax (benefit) expense	278
FRE	$9,307

RECONCILIATION OF NET INCOME (LOSS) TO DATABANK ADJUSTED EBITDA
The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for DataBank to Adjusted EBITDA and (2) a reconciliation of net income (loss) for the three months ended June 30, 2020 to Adjusted EBITDA:

(In thousands)	Three Months Ended June 30, 2020
Total revenues	$42,021
Property operating expenses	(18,055)
Administrative expenses	(2,481)
Compensation expense	(7,983)
Transaction, investment and servicing costs	(576)
EBITDAre:	12,926

Straight-line rent expenses and amortization of above- and below-market lease intangibles	3,055
Amortization of leasing costs	(1,218)
Compensation expense—equity-based	296
Installation services	493
Restructuring & integration costs	445
Transaction, investment and servicing costs	576
Adjusted EBITDA:	$16,573

(In thousands)	Three Months Ended June 30, 2020
Net income (loss) from continuing operations	$(21,142)
Adjustments:
Interest expense	8,170
Income tax (benefit) expense	(2,673)
Depreciation and amortization	28,571
EBITDAre:	12,926

Straight-line rent expenses and amortization of above- and below-market lease intangibles	3,055
Amortization of leasing costs	(1,218)
Compensation expense—equity-based	296
Installation services	493
Restructuring & integration costs	445
Transaction, investment and servicing costs	576
Adjusted EBITDA:	$16,573